Filed Pursuant to Rule 433

Registration Statement No. 333-285508

Bank of Montreal Market Linked Securities

Market Linked Securities—Auto-Callable with Contingent Coupon with Memory Feature and Geared Buffered Downside

Principal at Risk Securities Linked to the Common Stock of Boston Scientific Corporation due May 3, 2028

Term Sheet to Preliminary Pricing Supplement dated April 28, 2026

Summary of Terms

Issuer:	Bank of Montreal
Market Measure:	The common stock of Boston Scientific Corporation (the “Underlier”)
Pricing Date*:	April 30, 2026
Issue Date*:	May 5, 2026
Face Amount and Original Offering Price:	$1,000 per security
Contingent Coupon Payments (with Memory Feature):	On each contingent coupon payment date, unless the securities have been automatically called, you will receive a contingent coupon payment at a per annum rate equal to the contingent coupon rate if the closing value of the Underlier on the related calculation day is greater than or equal to the coupon threshold value. In addition, if the closing value of the Underlier on one or more calculation days is less than the coupon threshold value and, on a subsequent calculation day, the closing value of the Underlier on that subsequent calculation day is greater than or equal to the coupon threshold value, on the contingent coupon payment date related to that subsequent calculation day, you will receive the contingent coupon payment due for that subsequent calculation day plus all previously unpaid contingent coupon payments (without interest on amounts previously unpaid). Each “contingent coupon payment,” if any, will be calculated per security as follows: ($1,000 × contingent coupon rate)/12
Contingent Coupon Payment Dates:	Monthly, on the third business day following each calculation day; provided that the contingent coupon payment date with respect to the final calculation day will be the stated maturity date
Contingent Coupon Rate:	At least 8.37% per annum, to be determined on the pricing date
Automatic Call:	If the closing value of the Underlier on any of the calculation days scheduled to occur from October 2026 to March 2028, inclusive, is greater than or equal to the starting value, the securities will be automatically called, and on the related call settlement date, you will be entitled to receive a cash payment per security in U.S. dollars equal to the face amount plus a final contingent coupon payment
Call Settlement Date:	Three business days after the applicable calculation day
Calculation Days*:	Monthly, on the 28th day of each month, commencing May 2026 and ending March 2028, and April 28, 2028 (the “final calculation day”)
Maturity Payment Amount (per security):

If the securities are not automatically called prior to the stated maturity date:

•    if the ending value is greater than or equal to the downside threshold value, a cash payment in U.S. dollars equal to $1,000; or

•    if the ending value is less than the downside threshold value, a number of shares of the Underlier equal to the share delivery amount

Stated Maturity Date*:	May 3, 2028
Share Delivery Amount:	A number of shares of the Underlier equal to the product of (i) the face amount divided by the downside threshold value and (ii) the adjustment factor, rounded to five decimal places. The adjustment factor is initially set equal to 1.0 on the pricing date, subject to adjustment for certain corporate events relating to the Underlier. We will pay cash in lieu of delivering any fractional shares of the Underlier in an amount equal to that fraction multiplied by the ending value
Starting Value:	The closing value of the Underlier on the pricing date
Ending Value:	The closing value of the Underlier on the final calculation day
Coupon Threshold Value:	75% of the starting value
Downside Threshold Value:	75% of the starting value
Calculation Agent:	BMO Capital Markets Corp., an affiliate of the issuer
Denominations:	$1,000 and any integral multiple of $1,000
Agent Discount**:	Up to 2.325% for Wells Fargo Securities, LLC (“WFS”). Of that agent discount, Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 1.75% and a distribution expense fee of up to 0.075%
CUSIP:	06370EFQ6
Material Tax Consequences:	See the preliminary pricing supplement
*subject to change ** In addition, selected dealers may receive a fee of up to 0.20% for marketing and other services.

Hypothetical Payout Profile (maturity payment amount)***

*** If the ending value is less than the downside threshold value, you will receive on the stated maturity date per security a number of shares of the Underlier equal to the share delivery amount. Fractional shares will be paid in cash. For purposes of the above profile, the value of the shares received is calculated based on the ending value. The actual value of any shares received on the stated maturity date will depend on the closing value of the Underlier on the stated maturity date rather than the ending value and may be less than the amounts shown.

If the securities are not automatically called prior to stated maturity and the ending value is less than the downside threshold value, you will receive a number of shares of the Underlier at maturity that is expected to be worth less than the face amount of the securities and may be worthless. The actual value of the shares you receive at maturity will depend on the closing value of the Underlier on the stated maturity date, which may be lower than its value on the final calculation day.

Any return on the securities will be limited to the sum of your contingent coupon payments, if any. You will not participate in any appreciation of the Underlier, but you will have downside exposure to the Underlier if the ending value is less than the downside threshold value.

On the date of the accompanying preliminary pricing supplement, the estimated initial value of the securities is $972.10 per security. The estimated initial value of the securities at pricing may differ from this value but will not be less than $922.00 per security. However, as discussed in more detail in the accompanying preliminary pricing supplement, the actual value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Value of the Securities” in the accompanying preliminary pricing supplement.

Preliminary Pricing Supplement: https://www.sec.gov/Archives/edgar/data/927971/000121465926005157/y428262424b2.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and the accompanying preliminary pricing supplement and “Risk Factors” in the accompanying product supplement.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus before making a decision to invest in the securities.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement and the “Risk Factors” section in the accompanying product supplement. Please review those risk disclosures carefully.

Risks Relating To The Securities Generally

•	If The Securities Are Not Automatically Called Prior To Stated Maturity, You May Lose Some Or All Of The Face Amount Of Your Securities At Stated Maturity.

•	The Securities Do Not Provide For Fixed Payments Of Interest And You May Receive No Contingent Coupon Payments On One Or More Contingent Coupon Payment Dates, Or Even Throughout The Entire Term Of The Securities.

•	You Will Be Exposed To The Decline In The Underlier If The Ending Value Is Less Than The Downside Threshold Value, But You Will Not Participate In Any Positive Performance Of The Underlier.

•	Higher Contingent Coupon Rates Are Associated With Greater Risk.

•	You Will Be Subject To Reinvestment Risk.

•	The Securities Are Subject To Credit Risk.

•	The U.S. Federal Income Tax Consequences Of An Investment In The Securities Are Unclear.

•	The Stated Maturity Date May Be Postponed If The Final Calculation Day Is Postponed.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

•	The Estimated Value Of The Securities On The Pricing Date, Based On Our Proprietary Pricing Models, Will Be Less Than The Original Offering Price.

•	The Terms Of The Securities Are Not Determined By Reference To The Credit Spreads For Our Conventional Fixed-Rate Debt.

•	The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which WFS Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

•	The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

•	The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

Risks Relating To The Underlier

•	Any Payments On The Securities And Whether The Securities Are Automatically Called Will Depend Upon The Performance Of The Underlier And Therefore The Securities Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.

o	Investing In The Securities Is Not The Same As Investing In The Underlier.

o	Historical Values Of The Underlier Should Not Be Taken As An Indication Of The Future Performance Of The Underlier During The Term Of The Securities.

o	The Securities May Become Linked To The Common Stock Of A Company Other Than The Original Underlying Stock Issuer.

o	We Cannot Control Actions By The Underlying Stock Issuer.

o	We And Our Affiliates Have No Affiliation With The Underlying Stock Issuer And Have Not Independently Verified Its Public Disclosure Of Information.

o	You Have Limited Anti-dilution Protection.

•	The Securities Will Be Subject To Single Stock Risk.

Risks Relating To Conflicts Of Interest

•	Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus in that registration statement and the other documents that the Issuer has filed with the SEC for more complete information about us and this offering. You may obtain these documents free of charge by visiting the SEC’s website at http://www.sec.gov. Alternatively, the Issuer will arrange to send to you the prospectus (as supplemented by the prospectus supplement) if you request it by calling the Issuer’s agent toll-free at 1-877-369-5412.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

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